Exhibit 10.2

EXECUTION COPY

Opening Transaction

To:	Raser Technologies, Inc.

A/C:

From:	Merrill Lynch Financial Markets, Inc.

Re:	Issuer Call Spread Option Transaction

Ref. No:

Date:	March 19, 2008

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Merrill Lynch Financial Markets, Inc. (“Dealer”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Agent”) and Raser Technologies, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions and the elections set forth in Section 19 hereof). The parties hereby agree that no Transactions other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and the Definitions or the Agreement, as the case may be, this Confirmation shall govern.

2. This Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 19, 2008

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	European

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	Common Stock (par value $0.01 per Share) of Counterparty (Ticker: “RZ”)

Number of Options:	For each Component, as provided in Annex A to this Confirmation.

Option Entitlement:	One Share per Option

Strike Price 1:	USD 9.228

Strike Price 2:	USD 11.150

Premium:	USD 5,850,000 (which shall apply to all Components in the aggregate)

Premium Payment Date:	March 26, 2008

Exchange:	NYSE Arca

Related Exchange:	All Exchanges

Procedures for Exercise:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that, notwithstanding anything to the contrary in the Equity Definitions, if that date is a Disrupted Day, the Calculation Agent may determine that the Expiration Date for such Component is a Disrupted Day in whole or in part, in which case the Calculation Agent shall, in its discretion, determine the number of Options (if any) for which such day shall be the Expiration Date and (i) allocate the remaining Options for such Expiration Date to one or more of the remaining Expiration Dates, (ii) designate the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder as the Expiration Date for such remaining Options, or (iii) a combination thereof; provided further that if the Expiration Date for a Component (including any portion of a Component whose Expiration Date was postponed as a result of clause (ii) or (iii) above) has not occurred as of the Final Disruption Date, (a) the Final Disruption Date shall be deemed to be the Expiration Date and Valuation Date for each such Component, and (b) the Calculation Agent shall determine the VWAP Price on the basis of its good faith estimate of the trading value for the relevant Shares. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Disruption Date:	June 27, 2013

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:	Applicable; and means that the Number of Options for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date if at such time such Options are In-the-Money, as determined by the Calculation Agent, unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date. “In-the-Money” means that the VWAP Price is greater than Strike Price 1.

Seller’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of
Giving Notice:	Address:	Merrill Lynch Financial Markets, Inc. 4 World Financial Center, 17th Floor New York, New York 10080 Merrill Lynch Financial Centre
	Attention:	Manager of Equity Documentation
	Facsimile No.:	(917) 778-0835
	Telephone No.:	(212) 449-1951

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method:	At the election of Counterparty by written notice to Dealer at least ten (10) Business Days prior to the first scheduled

Expiration Date, (i) Net Share Settlement or (ii) Full Physical Settlement. Such election shall apply to all Components hereunder. If Counterparty fails to make such election by such date, Net Share Settlement shall apply.

Settlement Date:	For all Components, the Settlement Date shall be the third Scheduled Trading Day after the final Expiration Date (or, in respect of all or part of its obligation to deliver the Number of Shares to be Delivered, such other earlier date or dates (or, if Section 10 below is applicable, such later dates) as the Dealer shall determine in its sole discretion).

Net Share Settlement:	If Net Share Settlement applies, on the Settlement Date, Dealer shall deliver to Counterparty a number of Shares equal to the sum of the Number of Shares to be Delivered for all Components to the account specified by Counterparty and cash in lieu of any fractional shares for any Component valued at the VWAP Price on the Expiration Date for such Component.

Full Physical Settlement:	If Full Physical Settlement applies, on the Settlement Date, (i) Counterparty shall pay to Dealer an amount equal to the sum, for each exercised Component, of the product of (A) Strike Price 1, (B) the Number of Options for such Component and (C) the Option Entitlement; and (ii) Dealer shall deliver to Counterparty a number of Shares equal to the sum of the Number of Shares to be Delivered for all Components to the account specified by Counterparty and cash in lieu of fractional shares for any Component valued at the VWAP Price on the Expiration Date for such Component.

Number of Shares to be Delivered:	In respect of any Exercise Date for any Component, subject to the last sentence of Section 9.5 of the Equity Definitions:

If Net Share Settlement applies:

(i) if the VWAP Price for such Component exceeds Strike Price 1 but is less than Strike Price 2, a number of Shares equal to (i) the product of (A) the excess of such VWAP Price over Strike Price 1, (B) the Number of Options for such Component and (C) the Option Entitlement, divided by (ii) such VWAP Price;

(ii) if the VWAP Price for such Component equals or exceeds Strike Price 2, a number of Shares equal to (i) the product of (A) the excess of Strike Price 2 over Strike Price 1, (B) the Number of Options for such Component and (C) the Option Entitlement, divided by (ii) such VWAP Price; or

(iii) if the VWAP Price for such Component is less than or equal to Strike Price 1, a number of Shares equal to zero.

If Full Physical Settlement applies:

(i) if the VWAP Price for such Component exceeds Strike Price 1 but is less than Strike Price 2, a number of Shares equal to the product of (A) the Number of Options for such Component and (B) the Option Entitlement; or

(ii) if the VWAP Price for such Component equals or exceeds Strike Price 2, a number of Shares equal to the product of (A) Strike Price 2 divided by such VWAP Price, (B) the Number of Options for such Component and (C) the Option Entitlement; or

(iii) if the VWAP Price for such Component is less than or equal to Strike Price 1, a number of Shares equal to zero.

VWAP Price:	For any Expiration Date or other relevant date, as determined by the Calculation Agent based on the volume weighted average price per share of the Shares for the regular trading session (including any extensions thereof) of the Exchange on such Expiration Date or other relevant date (without regard to pre-open or after hours trading outside of such regular trading session) as published by Bloomberg at or around 4:15 p.m. New York time on such date, on Bloomberg page RZ<equity>AQR (or any successor thereto).

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Net Share Settlement” or “Full Physical Settlement”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Shares.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:	Any dividend payable by the Issuer will constitute an Extraordinary Dividend for purposes hereof.

Extraordinary Events:

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, NYSE Arca, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (a) Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof and (b) Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE Arca, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Dealer Payment Instructions:	To be provided by Dealer.

Counterparty Payment and Delivery Instructions:	To be provided by Counterparty.

3. Calculation Agent: Dealer

4. Offices:

(a) The Office of Dealer for this Transaction is:	Merrill Lynch Financial Markets, Inc. 4 World Financial Center, 17th Floor New York, New York 10080 Merrill Lynch Financial Centre
(b) The Office of Counterparty for this Transaction is:	Raser Technologies, Inc. 5152 North Edgewood Drive, Suite 375 Provo, Utah 84604

5. Notices: For purposes of this Confirmation:

(a)        Address for notices or communications to Counterparty:

To:	Raser Technologies, Inc.
5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
Attn:	General Counsel
Facsimile No.:	(801) 374-3314
Telephone No.:	(801) 765-1200

(b)        Address for notices or communications to Dealer:

To:	Merrill Lynch Financial Markets, Inc.
4 World Financial Center, 17th Floor
New York, New York 10080
Merrill Lynch Financial Centre
Attention:	Manager of Equity Documentation
Facsimile No.:	(917) 778-0835
Telephone No.:	(212) 449-1951

6. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date and the date on which Counterparty elects the Settlement Method, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Counterparty intends that this Transaction qualifies as an equity instrument for it for purposes of EITF Issue No. 00-19. Notwithstanding the foregoing and without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificates or documents as Dealer shall reasonably request. Any repurchases of Shares pursuant to the Transaction are pursuant to a Share repurchase program publicly announced on or before the Trade Date.

(iv) Counterparty has not received notice that it is the subject of a tender offer made under Section 14(d)(1) of the Exchange Act.

(v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On the Trade Date and any date on which Counterparty makes a payment hereunder (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(viii) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of the Trade Date between Counterparty and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix)(A) On the Trade Date and during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date or the Settlement Period, as the case may be.

(x) On the Trade Date and during the Settlement Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except with the consent of Dealer.

(xi) Counterparty has complied, and will comply, in connection with this Transaction and all related or contemporaneous purchases or sales of Shares, with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rules 10b-5 and 13e and Regulation M under the Exchange Act.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance.

(f) Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(g) Counterparty agrees to indemnify and hold harmless Dealer, its Affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject because of a breach of any representation or covenant of Counterparty hereunder, in the Agreement or any other agreement relating to the Agreement or Transaction and will reimburse Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Counterparty will not be liable under the foregoing indemnity provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer.

(h) Counterparty hereby agrees that if, in the reasonable judgment of Seller based on advice of counsel, the Shares acquired by Dealer or its affiliates for the purpose of hedging its obligations pursuant to the Transaction (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer or its affiliates without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer or its affiliates to sell the Hedge Shares in a registered offering, make available to Dealer or such affiliates an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (a) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (b) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (c) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (d) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (e) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section shall apply at the election of Counterparty; (ii) in order to allow Dealer or its affiliates to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Seller, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Seller at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Seller.

7. Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction (A) the numerator of which is the aggregate of the products of the outstanding Number of Options and the Option Entitlement under this Transaction and (B) the denominator of which is the number of Shares outstanding on such day.

8. Transfer or Assignment. Neither party may transfer any of its rights or obligations under this Transaction without the prior written consent of the non-transferring party; provided that Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to an affiliate of Dealer that is guaranteed by Merrill Lynch & Co., Inc. without the consent of Counterparty; provided further that if the Equity Percentage exceeds 7%, Dealer may immediately, in its sole discretion, transfer or assign a number of Options sufficient to reduce the Equity Percentage to 6.5% to any third party with (or with a guarantor that has) a rating for its long-term, unsecured and unsubordinated indebtedness by Standard & Poor’s Ratings Services or its successor (“S&P”) that is not lower than the rating by S&P for the long-term, unsecured and unsubordinated indebtedness of Merrill Lynch & Co., Inc. (“ML Debt”), or by Moody’s Investors Service, Inc. (“Moody’s”) that is not lower than the rating by Moody’s for ML Debt or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer. If, in the discretion of Dealer, Dealer is unable to effect such transfer or assignment after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, allocated to Components as Dealer determines in its discretion, such that the Equity Percentage following such partial termination will be equal to or less than 7%. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the Affected Party with respect to such partial termination and (iii) such portion of this Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction (A) the numerator of which is the number of Shares that Dealer or any of its affiliates that are subject to aggregation with Dealer beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

9. Intentionally Omitted.

10. Extension of Settlement. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions or to comply with applicable law or regulatory requirements or to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be compliance with applicable legal and regulatory requirements.

11. Matters Relating to Agent.

(a) Agent will be responsible for the operational aspects of the Transactions effected through it, such as record keeping, reporting, and confirming Transactions to Counterparty and Agent;

(b) Neither Counterparty nor Dealer will contact the other without the direct involvement of Agent;

(c) Agent’s sole role under this Agreement and with respect to any Transaction is as an agent of Counterparty and Dealer on a disclosed basis and Agent shall have no responsibility or liability to Counterparty or Dealer hereunder except for gross negligence or willful misconduct in the performance of its duties as agent. Agent is authorized to act as agent for Dealer, but only to the extent expressly required to satisfy the requirements of Rule 15a-1 under the Exchange Act in respect of the Transaction described hereunder. Agent shall have no authority to act as agent for Counterparty generally or with respect to transactions or other matters governed by this Agreement, except to the extent expressly required to satisfy the requirements of Rule 15a-1 or in accordance with express instructions from Counterparty.

12. Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

13. Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or other date of termination, as applicable (“Notice of Share Termination”). Within a commercially reasonable period of time following receipt of a Notice of Share Termination, Dealer shall deliver to Counterparty a number of Share Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Share Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Share Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation) (the “Share Termination Alternative”).

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

14. Set-Off. The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

“Equity Contract” shall mean for purposes of this Section 6(f) any Transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

15. Amendments to Equity Definitions.

(a) The following amendments shall be made to the Equity Definitions and to the Agreement:

(i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’; and

(ii) Sections 11.2(a) and (e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”.

(b) Solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference to a Strike Price shall be deemed to be a reference to any of the Strike Price 1 or the Strike Price 2, or both, as appropriate.

16. Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

17. Unwind. In the event the sale of the $50,000,000 8% Convertible Senior Notes due 2013 (the “Related Notes”) is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on March 26, 2008 (or such later date as agreed upon by the parties) (such date or such later date as agreed upon being the “Accelerated Unwind Date”), this Transaction shall automatically terminate (the “Accelerated Unwind”) on the Accelerated Unwind Date and (i) this Transaction and all of the respective rights and obligations of Dealer and Counterparty under this Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with this Transaction either prior to or after the Accelerated Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Accelerated Unwind, all obligations with respect to this Transaction shall be deemed fully and finally discharged.

18. Arbitration.

(a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h) Counterparty agrees that any and all controversies that may arise between Counterparty and Dealer, including, but not limited to, those arising out of or relating to the Agreement or the Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j) Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

19. Additional Provisions.

For purposes of the Agreement:

“Specified Entity” means in relation to Dealer and in relation to Counterparty for purposes of this Transaction: Not applicable.

The definition of “Specified Transaction” in Section 14 of this Agreement is hereby amended by adding the text “commodity transaction, credit derivative transaction, repurchase or reverse purchase transaction, securities lending transaction, futures transaction, prime brokerage or margin lending transaction” after the words “foreign exchange transaction” in the sixth line thereof and by replacing the words “any other similar transaction” in the eighth line thereof with the text “any other transaction between the parties”. “Specified Transaction” shall exclude any default under a Specified Transaction if caused solely by the general unavailability of the currency in which payments under such Specified Transaction are denominated due to exchange controls or other governmental action.

The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to Seller and will not apply to Counterparty.

The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Seller or to Counterparty.

Tax Representations.

(a) Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:

(i) Dealer represents that it is a corporation incorporated in Delaware.

(ii) Counterparty represents that it is a corporation incorporated in Delaware.

Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:

Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other), execute, and deliver to the other, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other; and (iii) promptly upon learning that any such form(s) previously provided by it has become obsolete or incorrect.

Additional Notice Requirements. Counterparty hereby agrees to promptly deliver to Seller a copy of all notices and other communications required or permitted to be given to the holders of any Related Notes pursuant to the terms thereof on the dates so required or permitted in the documentation thereof and all other notices given and other communications made by Counterparty in respect of the Related Notes to holders of any Related Notes.

Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither Seller nor Counterparty is a Multibranch Party.

Credit Support Document.

Dealer: Guarantee of ML&Co. in the form attached hereto as Exhibit A.

Counterparty: Not Applicable

Credit Support Provider.

With respect to Dealer: ML&Co.

With respect to Counterparty: Not Applicable.

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefore “on the day that is three Local Business Days after the day.” Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefore “three Local Business Days.”

Amendment of Definition of Reference Market-Makers. The definition of “Reference Market-Makers” in Section 14 is hereby amended by adding in clause (a) after the word “credit” and before the word “and” the words “or to enter into transactions similar in nature to the Transaction.”

Disclosure. Each party hereby acknowledges and agrees that Dealer has authorized Counterparty to disclose the Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with Dealer) that such disclosure is required by law or by the rules of NYSE Arca or any securities exchange.

Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.

Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Very truly yours,

MERRILL LYNCH FINANCIAL MARKETS, INC.

By:	/s/ FRAN JACOBSON
Name:	Fran Jacobson
Title:	Authorized Signatory

Agreed and Accepted By:

RASER TECHNOLOGIES, INC.

By:	/s/ MARTIN F. PETERSEN
Name:	Martin F. Petersen
Title:	Chief Financial Officer

Acknowledged and agreed as to matters to the Agent:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

Solely in its capacity as Agent hereunder

By:	/s/ ANGELINA LOPES
Name:	Angelina Lopes
Title:	Authorized Signatory

Annex A

Component	Number of Options	Expiration Date
1	108,365	January 15, 2013
2	108,365	January 16, 2013
3	108,365	January 17, 2013
4	108,365	January 18, 2013
5	108,365	January 22, 2013
6	108,365	January 23, 2013
7	108,365	January 24, 2013
8	108,365	January 25, 2013
9	108,365	January 28, 2013
10	108,365	January 29, 2013
11	108,366	January 30, 2013
12	108,366	January 31, 2013
13	108,366	February 1, 2013
14	108,366	February 4, 2013
15	108,366	February 5, 2013
16	108,366	February 6, 2013
17	108,366	February 7, 2013
18	108,366	February 8, 2013
19	108,366	February 11, 2013
20	108,366	February 12, 2013
21	108,366	February 13, 2013
22	108,366	February 14, 2013
23	108,366	February 15, 2013
24	108,366	February 19, 2013
25	108,366	February 20, 2013
26	108,366	February 21, 2013
27	108,366	February 22, 2013
28	108,366	February 25, 2013
29	108,366	February 26, 2013
30	108,366	February 27, 2013
31	108,366	February 28, 2013
32	108,366	March 1, 2013
33	108,366	March 4, 2013
34	108,366	March 5, 2013
35	108,366	March 6, 2013
36	108,366	March 7, 2013
37	108,366	March 8, 2013
38	108,366	March 11, 2013
39	108,366	March 12, 2013
40	108,366	March 13, 2013
41	108,366	March 14, 2013
42	108,366	March 15, 2013
43	108,366	March 18, 2013
44	108,366	March 19, 2013
45	108,366	March 20, 2013
46	108,366	March 21, 2013

47	108,366	March 22, 2013
48	108,366	March 25, 2013
49	108,366	March 26, 2013
50	108,366	March 27, 2013

Exhibit A

GUARANTEE OF MERRILL LYNCH & CO., INC.

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (“ML & Co.”), hereby unconditionally guarantees to Raser Technologies, Inc. (the “Company”), the due and punctual payment of any and all amounts payable by Merrill Lynch Financial Markets, Inc., a corporation duly organized and existing under the laws of the State of Delaware (“ML”), under the terms of the Confirmation of Issuer Call Spread Option Transaction between the Company and ML (ML as Seller), dated as of March 19, 2008 (the “Confirmation”), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of ML punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by the Company to ML & Co.; provided, however that delay by the Company in giving such demand shall in no event affect ML & Co.’s obligations under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of ML or otherwise, all as though such payment had not been made.

ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Confirmation; the absence of any action to enforce the same; any waiver or consent by the Company concerning any provisions thereof; the rendering of any judgment against ML or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Confirmation. This Guarantee shall continue to be effective if ML merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ML; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ML.

ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee may be terminated at any time by notice by ML & Co. to the Company given in accordance with the notice provisions of the Confirmation, effective upon receipt of such notice by the Company or such later date as may be specified in such notice; provided, however, that this Guarantee shall continue in full force and effect with respect to any obligation of ML under the Confirmation.

This Guarantee becomes effective concurrent with the effectiveness of the Confirmation, according to its terms.

IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

MERRILL LYNCH & CO., INC.

By:	/s/ PATRICIA KROPIEWNICKI
Name:	Patricia Kropiewnicki
Title:	Designated Signatory
Date:	March 24, 2008